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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-80818 and No. 33-80820 of Detrex Corporation on Form S-8 of our reports dated March 1, 2000 appearing in and incorporated by reference in this Annual Report on Form 10-K of Detrex Corporation for the year ended December 31, 1999.




/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

Detroit, Michigan
March 24, 2000